As filed with the United States Securities and Exchange Commission on May 26, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HUNGARIAN TELEPHONE AND CABLE CORP.

(Exact name of registrant as specified in its charter)

Delaware	13-3652685
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1201 Third Ave., Suite 3400, Seattle, WA	98101-3034
(Address of principal executive offices)	(Zip Code)

Hungarian Telephone and Cable Corp.

2004 Long-Term Incentive Plan

(Full title of the Plan)

Peter T. Noone

General Counsel

Hungarian Telephone and Cable Corp.

1201 Third Ave., Suite 3400

Seattle, WA

(206) 654-0204

(Name, address and telephone number, including area code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $.001 per share	2,189,410	$9.32	$20,405,301	$2,585.35

(1)	Consists of 2,189,410 shares of common stock, par value $.001 per share (“Common Stock”) of Hungarian Telephone and Cable Corp. (the “Company”) that can be issued pursuant to the Company’s 2004 Long-Term Incentive Plan. Pursuant to Rule 416 under the Securities Act of 1933, to the extent additional shares of common stock of the Company may be issued or issuable as a result of a stock split or other distribution declared at any time by the Board of Directors of the Company while this registration is in effect, this registration statement is hereby deemed to cover all such additional common stock.
(2)	The offering price for the shares registered hereby have been calculated in accordance with Rules 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee and is based on the average of the high and low prices of the Common Stock as reported on the American Stock Exchange on May 24, 2004 of $9.21 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to certain of the directors and employees of Hungarian Telephone and Cable Corp. (the “Company” or the “Registrant”) as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

Such documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents previously filed by Hungarian Telephone and Cable Corp. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference into this Registration Statement except as superseded or modified as described herein:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (“The Exchange Act”);

(b)	all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.

(c)	The description of the Common Stock, par value $.001 per share, of the Company contained in the Registrant’s Registration Statement on Form S-8 filed on January 31, 2001.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

The legality of the shares of Common Stock being registered pursuant to this Registration Statement will be passed upon by Peter T. Noone, the General Counsel of the Registrant. Mr. Noone owns 100 shares of Common Stock and holds options to purchase 70,000 shares of Common Stock. Mr. Noone is eligible to participate in the 2004 Long-Term Incentive Plan.

Item 6.	Indemnification of Directors and Officers.

The Certificate of Incorporation and Bylaws of the Registrant provide that the Registrant shall indemnify each officer and director of the Registrant to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (the “DGCL”). Section 145 of the DCGL provides that a Delaware corporation may indemnify any person against expenses, judgments, fines and settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding in which he is involved by reason of the fact that he is or was a director, officer, employee or agent of such corporation, provided that (i) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. The Certificate of Incorporation of the Registrant also provides that, to the fullest extent permitted by the DGCL, a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director of the Registrant. Such limitation does not affect the liability of a director (i) for any transaction from which the director derives an improper personal benefit, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for improper payment of dividends or redemption of shares or (iv) for any breach of a director’s duty of loyalty to the Registrant or its stockholders.

Under a directors’ and officers’ liability insurance policy, directors and officers of the Company are insured against certain liabilities, including certain liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

Exhibit Number	Document
4.1	Certificate of Incorporation of the Registrant, as amended

4.2	Bylaws of the Registrant, as amended

4.3	2004 Long-Term Incentive Plan

5	Opinion of Peter T. Noone, General Counsel of the Registrant

15	Letter re: Unaudited Interim Financial Information (none)

23.1	Consent of Peter T. Noone, General Counsel for the Registrant (included in Exhibit 5)

23.2	Consent of KPMG Hungaria Kft., independent public accountant

24	Powers of Attorney

Item 9.	Undertakings.

a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Seattle, State of Washington, on this 26th day of May 2004.

HUNGARIAN TELEPHONE AND CABLE CORP.

/s/ Peter T. Noone

By: Peter T. Noone General Counsel and Secretary (Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

/s/ William T. McGann William T. McGann	Controller and Treasurer	May 26, 2004

/s/ Ole Bertram Ole Bertram	Director, President and Chief Executive Officer	May 26, 2004

* Daryl A. Ferguson	Co-Chairman	May 26, 2004

* Torben V. Holm	Co-Chairman	May 26, 2004

* Thomas Gelting	Director	May 26, 2004

* John B. Ryan	Director	May 26, 2004

* William E. Starkey	Director	May 26, 2004

* Leonard Tow	Director	May 26, 2004

*	The undersigned, by signing his name hereto, does hereby execute this Registration Statement pursuant to powers of attorney filed as exhibits to this Registration Statement.

/s/ Peter T. Noone

By: Peter T. Noone Attorney-In-Fact

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	Certificate of Incorporation of the Registrant, as amended

4.2	Bylaws of the Registrant, as amended

4.3	2004 Long-Term Incentive Plan

5	Opinion of Peter T. Noone, General Counsel of the Registrant

23.1	Consent of Peter T. Noone, General Counsel of the Registrant (included in Exhibit 5)

23.2	Consent of KPMG Hungaria, Kft., independent public accountants

24	Powers of Attorney